EXHIBIT 5

                             MCLAUGHLIN & STERN, LLP

                                  DAVID W. SASS
                                     Partner
                          Direct Phone: (212) 448-6215
                           Direct Fax: (212) 448-6277
                        E-Mail: dsass@mclaughlinstern.com

                               260 MADISON AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 448-1100
                               FAX (212) 448-0066

                                MILLBROOK OFFICE
                                 Franklin Avenue
                                  P.O. Box 1369
                            Millbrook, New York 12545
                                 (845) 677-5700
                               Fax (845) 677-0097

                                 August 10, 2005

United States Securities
and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      Re: Connected Media Technologies, Inc. (the "Company")

Gentlemen:

      Reference is made to the registration statement (the "Registration Statement") on Form SB-2, registration number 333-12540, filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act").

      We hereby advise you that we have examined originals or copies certified to our satisfaction of the Registration Statement, Certificate of Incorporation and amendments thereto and the By-Laws and amendments thereto of the Company, minutes of the meetings of the Board of Directors and Shareholders and such other documents and instruments, and we have made such examination of law as we have deemed appropriate as the basis for the opinions hereinafter expressed.

      Based on the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

2. The 250,000,000 shares of common stock to be issued under the Standby Equity Distribution Agreement (the "SEDA") with Cornell Capital Partners, L.P. ("Cornell") are duly authorized for issuance by the Company and, when issued and paid for, will be validly issued, fully paid, and non-assessable.

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MCLAUGHLIN & STERN, LLP

3. The 200,000 shares of common stock to be issued to Cornell upon exercise of the Warrant are duly authorized for issuance by the Company and, when issued and paid for as described will be validly issued, fully paid, and non-assessable.

4. The 3,800,000 shares of common stock issued to Cornell as a commitment fee under the SEDA were duly authorized for issuance, validly issued, fully paid and non-assessable when issued.

5. The 200,000 shares of common stock issued to Monitor Capital, Inc. as a commitment fee under the Placement Agent Agreement were duly authorized for issuance, validly issued, fully paid and non-assessable when issued.

6. The 6,661,500 shares of common stock to be issued to Knightsbridge Holdings, Inc., of which (i) 4,441,000 were duly authorized for issuance by the Company, validly issued, fully paid, and non-assessable and (ii) 2,220,500 are duly authorized for issuance by the Company and, when issued and paid for, will be validly issued, fully paid, and non-assessable.

      We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of such Registration Statement and to the filing this opinion as an exhibit to the Registration Statement.

                                            Yours truly,

                                            MCLAUGHLIN & STERN, LLP